Exhibit 99.1

FOR IMMEDIATE RELEASE

October 15, 2014

Greer Bancshares Incorporated Reports Third Quarter Profit

Marking its Twelfth Straight Profitable Quarter

Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported third quarter net income of $639,000 or $0.26 per diluted common share, as compared to third quarter 2013 net income of $668,000 or $0.27 per diluted common share. The current quarter results included an investment transaction that resulted in a charge for a FHLB borrowing prepayment that was offset by gains on investment sales. As previously reported, the bank has repurchased all of its TARP preferred stock.

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Total deposits increased to $255 million, up from $253 million at December 31, 2013.

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Total loans outstanding increased to $188 million, up from $187 million at December 31, 2013.

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The bank’s non-accrual loans were 0.86% of gross loans outstanding, down from 1.36% at December 31, 2013.

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Past-due loans were 1.06% of gross loans outstanding, up from 0.87% at December 31, 2013.

George Burdette, President and CEO commented, “We are pleased with our financial performance over the last 12 quarters, and feel that we are positioned to engage in the positive momentum and the strong prospects for the Greer area community.  The transactions mentioned above reduced costly borrowings which will aid our net interest income going forward.”

“We remain committed to serving local customers well through quick responses, local decisions and outstanding relationship service.  We are proud to be the Greer area community bank, and value our heritage while focusing on the future. While we are gratified by our numbers and the strength regained, we do not forget that banking is about so much more.  It is about people, and relationships, and making a positive impact on the lives we touch: our customers, our employees and the greater community of friends.”

About Greer State Bank

Now in its twenty-sixth year of operations, Greer State Bank serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community.  Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS. More information on Greer State Bank can be found on the company website at http://www.GreerStateBank.com.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management.  The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements.  Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made.  The Company undertakes no obligation to update any forward-looking statements made in this report.

Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: George Burdette
Greer, SC 29650	Phone: (864) 848-5127